                                                                   EXHIBIT 10.27





                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                               SHADE/ALLIED INC.

                                      AND

                AMERICAN PAD AND PAPER COMPANY OF DELAWARE, INC.





                          DATED AS OF JANUARY 6, 1997

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
ARTICLE I THE MERGER       1
1.1      The Merger       1
1.2      Effective Time of the Merger      1
1.3      Effect of Merger         1
1.4      Stockholders' Meeting    2

ARTICLE II THE SURVIVING CORPORATION        2
2.1      Certificate of Incorporation      2
2.2      By-Laws          2
2.3      Directors        2
2.4      Officers         2

ARTICLE III CONVERSION OF SHARES   3
3.1      Conversion of Shares     3
3.2      No Further Transfers     3

ARTICLE IV PAYMENT OF PURCHASE PRICE        3
4.1      Definitions      3
4.2      Certain Transactions     5
     (a)         Indebtedness     5
     (b)         Stay Bonus Costs          5
     (c)         Transaction Costs         5
     (d)         Mechanics of Payments     5
     (e)         Transaction Price         6
     (f)         Investor Documents        6
     (g)         Employment Agreement      6
4.3      Dissenting Common Shares 6

ARTICLE V CLOSING          7
5.1      Closing Transactions     7
     (a)         Closing; Delayed Closing  7
     (b)         Closing Transactions      7
5.2      Conditions to Parent's Obligations        7
5.3      Conditions to the Company's Obligations   9

ARTICLE VI PRE-CLOSING COVENANTS   11
6.1      Operation and Maintenance of the Business 11
6.2      Negative Covenants of the Company         12
6.3      Information      13
     (a)         Interim Reports  13
     (b)         Access   13
     (c)         Exclusivity      13

6.4      Consents Generally       14
6.5      Notice and Cooperation Generally  14
     (a)         Notice of Breach          14
     (b)         Efforts to Close          14
6.6      Real Estate Matters      14
     (a)         Title Insurance.          14
     (b)         Surveys.         15
     (c)         Lease-Related Materials.  15
     (d)         Costs and Expenses.       15
6.7      Copies of New Contracts  16
6.8      HSR Act 16
6.9      Schedules        16
     (a)         Delivery of Schedules     16
     (b)         Disclosure on Schedules   16
6.10     Tax Settlements  16
6.11     Sierra Employees         16
6.12     Closing Agreement        17
6.13     Credit Agreement         17
6.14     Acquisition      17

ARTICLE VIIREPRESENTATIONS AND WARRANTIES OF THE COMPANY    18
7.1      Corporate Organization, Power and Authorizations   18
7.2      Authorization of Transactions     18
7.3      Capital Stock and Related Matters         18
7.4      Absence of Conflicts     19
7.5      Subsidiaries     19
7.6      Financial Statements     19
7.7      Certain Developments     19
7.8      Title to, Condition and Sufficiency of Assets      20
     (a)         Owned Properties          20
     (b)         Leased Properties         20
     (c)         Leasehold Improvements.   21
     (d)         Real Property Used in The Business.        21
     (e)         No Proceedings   21
     (f)         Current Use      21
     (g)         Condition and Operation of Improvements    21
     (h)         Ownership of Assets       22
     (i)         Condition of the Assets   22
7.9      Taxes   22
7.10     Contracts and Commitments         23
     (a)         Listing  23
     (b)         Absence of Breach, Cancellation or Repudiation     24
     (c)         Copies   24
7.11     Proprietary Rights       25
     (a)         Listing.         25
     (b)         Ownership; Infringement   25

7.12     Litigation; Proceedings  25
7.13     Brokerage        25
7.14     Governmental Licenses and Permits         25
7.15     Employees        26
7.16     Employee Benefit Plans   26
7.17     Affiliate Transactions   27
7.18     Compliance with Laws     27
7.19     Environmental Matters.   27
     (a)         Compliance Generally      27
     (b)         Permits  27
     (c)         Claims   27
     (d)         Storage Tanks, Asbestos, PCBs, Disposal Areas.     28
     (e)         Hazardous Substance Liabilities.  28
     (f)         Other Environmental Liabilities   28
     (g)         Transaction-Triggered Requirements         28
     (h)         Assumption of Liabilities         28
     (i)         Environmental Liens       28
7.20     Absence of Undisclosed Liabilities        29
7.21     Disclosure       29
7.22     Sierra Assets.   29

ARTICLE VIIIREPRESENTATIONS AND WARRANTIES OF PARENT        29
8.1      Organization and Power   29
8.2      Authorization of Transaction      29
8.3      Absence of Conflicts     30
8.4      Brokerage        30
8.5      Litigation       30
8.6      Disclosure       30

ARTICLE IXTERMINATION     31
9.1      Termination      31
9.2      Effect of Termination    31

ARTICLE XADDITIONAL AGREEMENTS    32
10.1     Press Releases and Announcements  32
10.2     Expenses         32
10.3     Directors, Officers and Fiduciary Indemnification  32
10.4     Tax Treatment    33
10.5     Attorneys' Fees  33
10.6     Specific Performance     33
10.7     Severance Policy         33

ARTICLE XI MISCELLANEOUS  33
11.1     Non-Survival of Representations and Warranties     33
11.2     Amendment and Waiver     34
11.3     Notices 34
11.4     Binding Agreement; Assignment     35
11.5     Severability     35
11.6     No Strict Construction   35
11.7     Captions         35
11.8     Entire Agreement         36
11.9     Counterparts     36
11.10    Governing Law    36
11.11    Parties in Interest      36
11.12    Other Definitional Provisions     36

                             INDEX OF DEFINED TERMS

Acquisition  1
Additional Bonus     4
Agreement    1
Alternative Transaction       13
Approval Date        2
Authorizations       25
Basic Price  3
Board        1
Bonus Plan   4
Certificate of Merger         1
CIT 4
Closing Date         7
Closing Transactions 7
Common Stock         A-1
Company      1
Consent      A-1
Constituent Corporations      1
Contract     A-1
Controlled Group     27
Credit Agreement     17
closing agreement    23
Dissenting Common Shares      3
DOJ 16
defined benefit plan 26
defined contribution plan     26
Effective Time       1
Employment Agreement 4
Environmental and Safety Requirements A-1
Environmental Lien   A-1
ERISA        17
Excludable Contract  A-1
Financial Statements 19
Finova       4
FTC 16
GAAP         A-2
Governmental Entity  A-2
HLE 4
hereunder    36
hereof       36
herein       36
HSR Act      8
Improvements         21
Insider      A-2
Investigating Parties         13
including    36

Investors    4
Knowledge    A-2
Lancaster Property   14
Latest Balance Sheet 19
Leased Real Property A-2
Leasehold Improvements        A-2
Leases       20
Legal Requirement    A-2
Lien         A-2
multiemployer plan   26
Mandatory Consent    A-2
Material Adverse Effect       A-3
Merger       1
Options      A-3
Owned Real Property  A-3
Parent       1
Parties      A-3
Paying Agent         5
PBGC         27
Per Share Price      4
Permitted Liens      A-3
Person       A-3
Plans        26
Preferred Price      4
Preferred Share Price         4
Preferred Stock      3
Priority Agreement   6
Proprietary Rights   A-3
qualifying event     17
Real Property        21
Sale Bonuses         4
Senior Debt  4
Sierra       12
Sierra Closing Date  16
Sierra Employees     16
Sierra Proceeds      4
Sierra Transactions  12
Special Bonus        4
Stay Bonus Costs     4
Stockholders         A-4
Stockholders' Meeting         2
Subordinated Debt    4
Surveys      15
Surviving Corporation         1
Tax A-4
Tax Code     A-4
Tax Return   A-4

Taxable      A-4
Taxes        A-4
Taxing       A-4
Termination Date     31
Title Commitments    14
Title Company        14
Title Policies       14
transaction-triggered         28
Transaction Costs    5
Transaction Documents         A-4
Transaction Price    4
Unanimous Consent    2
Warrants     A-4
WBCL         1
Welfare Plans        17

                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this Agreement") is entered into as of January 6, 1997, by and between Shade/Allied Inc., a Wisconsin corporation ( Company"), and American Pad & Paper Company of Delaware, Inc., a Delaware corporation ( Parent"). Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

                                   WITNESSETH

             The boards of directors of the Company (the Board") and Parent deem advisable and in their best interests to consummate the merger of Shade Acquisition, Inc., a Wisconsin corporation to be formed by Parent ( Acquisition"), with and into the Company (the Merger") upon the terms and conditions set forth herein and in accordance with the provisions of the Wisconsin Business Corporation Law ("WBCL"). At the Effective Time (as defined below), Parent shall own all of the issued and outstanding shares of capital stock of Acquisition. Acquisition and the Company are sometimes collectively referred to herein as the Constituent Corporations" and the Company, following the effectiveness of the Merger, is sometimes referred to herein as the Surviving Corporation."

             NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:


                                   ARTICLE 1.

                                   THE MERGER

             1. The Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined below), Acquisition shall be merged with and into the Company and the separate existence of Acquisition shall thereupon cease, and the Company shall be the surviving corporation in the Merger.

             2. Effective Time of the Merger. The Merger shall become effective as of the time and date of the filing of the articles of merger attached hereto as Exhibit B (the Certificate of Merger") with the Wisconsin Department of Financial Institutions in accordance with the provisions of the WBCL, or at the time specified in the Certificate of Merger, if later than the time of filing. The Certificate of Merger shall be filed as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the Effective Time."

             3. Effect of Merger. At the Effective Time, the Constituent Corporations shall become a single corporation which shall be the Surviving Corporation. At such time, the separate existence of the Constituent Corporations shall cease and the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the WBCL. The Surviving Corporation shall thereupon and thereafter possess all liabilities of the Constituent Corporations. The title to all property owned by the Constituent Corporations shall henceforth be vested in the Surviving Corporation without reversion or impairment.

             4. Stockholders' Meeting. If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its Stockholders (a Stockholders' Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement. The Company shall, following the date of this Agreement, attempt to obtain the unanimous written consent of the Stockholders of the Company to the approval and adoption of the Merger, this Agreement and the transactions described in this Agreement (the Unanimous Consent"). The date on which the Stockholders of the Company approve the Merger, this Agreement and the transactions described in this Agreement by Unanimous Consent or at the Stockholders Meeting is hereinafter referred to as the Approval Date."



                                   ARTICLE 1.

                           THE SURVIVING CORPORATION

             5. Certificate of Incorporation. The Fourth Amended and Restated Articles of Incorporation of the Company, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation after the consummation of the Merger until amended in accordance with law.

             6. By-Laws. The By-laws of the Company, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation immediately after the consummation of the Merger.

             7. Directors. The directors of Acquisition, as in effect at the Effective Time, shall be the directors of the Surviving Corporation immediately after the consummation of the Merger.

             8. Officers. The officers of Acquisition, as in effect at the Effective Time, will be the officers of the Surviving Corporation immediately after the consummation of the Merger.


                                   ARTICLE 1.

                              CONVERSION OF SHARES

             9. Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

             10. Each issued and outstanding share of Acquisition's common stock, par value $.01 per share, shall be converted into one share of the Surviving Corporation's common stock, par value $.01 per share.

             11. Each issued and outstanding share of Common Stock (other than shares pursuant to which dissenter's rights have been exercised in accordance with the WBCL ( Dissenting Common Shares")), excluding any such shares held in the treasury of the Company, shall be converted into the right to receive an amount equal to the Per Share Price (as defined below).

             12. Each share of Common Stock and Preferred Stock which is held in the Company's treasury shall be cancelled, and no payment shall be made in respect thereof.

             (d) Each issued and outstanding Option and Warrant to purchase shares of Common Stock shall be converted into the right to receive an amount equal to the Per Share Price multiplied by the number of shares of Common Stock covered by such Option or Warrant and the Options and Warrants shall be canceled.

             (e) Each issued and outstanding share of the Company's 1993 Cumulative Preferred Stock, par value $.01 per share (the "Preferred Stock"), shall be converted into the right to receive an amount equal to the Preferred Share Price and the Preferred Stock shall be cancelled.

             13. No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Preferred Stock shall thereafter be made.


                                   ARTICLE 1.

                           PAYMENT OF PURCHASE PRICE

             14.     Definitions.

             As used in this Agreement, the following terms shall have the meanings specified:

             15. The Basic Price" shall be that amount equal to $10,089,337.22.

             16. The "Transaction Price" shall be that amount equal to: (i) the Basic Price; plus (ii) the amount of the Sierra Proceeds; minus (iii) the amount of the Transaction Costs; minus (iv) the amount of the Stay Bonus Costs.

             17. The "Sierra Proceeds" shall be the proceeds received by the Company net of all costs incurred or to be incurred (including, without limitation, any tax costs) by the Company in the Sierra Transactions described in Section 6.1(i) hereof.

             18. The Per Share Price" shall be that amount equal to the Transaction Price dividend by 322,072.962.

             19. The Senior Debt" means the amount of all of the outstanding and unpaid principal, accrued interest, accrued fees and other charges relating to all outstanding senior indebtedness of the Company for borrowed money to The CIT Group/Business Credit, Inc. ("CIT") and FINOVA Capital Corporation ("Finova") and any prepayment premium or penalties due upon payment of such indebtedness at Closing.

             20. The Subordinated Debt" means the outstanding and unpaid principal, accrued interest, accrued fees and other charges relating to all outstanding subordinated indebtedness of the Company for borrowed money to those persons listed and identified on Schedule 4.1(f) to this Agreement (the Investors") and any prepayment premium or penalties due upon payment of such indebtedness at Closing.

             21. The Preferred Price" shall be that amount equal to $10,009,550 plus the aggregate amount of all accrued and unpaid dividends on the Preferred Stock as of the Effective Time.

             22. The Preferred Share Price" shall be that amount equal to the Preferred Price divided by 10,009.550.

             23. The Stay Bonus Costs" shall mean the amount representing the following:

                     1. the amounts payable by the Company to Harold L. Ellsworth ("HLE") as a Special Bonus" and an Additional Bonus" pursuant to
Section 12 of the Employment and Noncompetition Agreement between the Company and HLE dated as of September 1, 1994, as amended on January 3, 1997 (the Employment Agreement"); plus

                     2. all costs associated with the termination of the Employment Agreement as of the Closing; plus
                     3. the amounts payable by the Company to employees of the Company as Sale Bonuses" pursuant to the Company's Key Employee Sale Incentive Plan adopted by the Board of Directors of the Company on November 8, 1996 (the "Bonus Plan").

             24. The Transaction Costs" shall be the amount representing the sum of all fees and expenses incurred by the Company and the Investors in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and expenses of counsel, investment bankers, brokers, accountants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the Merger, the Sierra Transactions and the other transactions described in this Agreement. Transaction Costs shall be evidenced by invoices delivered to Parent on or prior to the Closing Date.

             25.     Certain Transactions.

             26. Indebtedness. At the Closing, the Company shall prepay the Senior Debt and the Subordinated Debt in full. Parent and Acquisition will provide to the Company the amounts necessary to fund the payments required of the Company under this Section 4.2(a) of this Agreement.

             27. Stay Bonus Costs. At the Closing, the Company shall pay the Stay Bonus Costs in full. Parent and Acquisition will provide to the Company the amounts necessary to fund the payments required of the Company under this Section 4.2(b) of this Agreement.

             28. Transaction Costs. At the Closing, the Company shall pay the Transaction Costs in full. Parent and Acquisition will provide to the Company the amounts necessary to fund the payments required of the Company under this Section 4.2(c) of this Agreement.

             29. Mechanics of Payments. At the Closing, the Parent and Acquisition shall pay the Transaction Price and the Preferred Price to, or at the direction of, the Company. All payments under or pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment or by certified check if requested by the Company. At or prior to the Closing, the Company may designate Firstar Trust Company, or some other bank or trust company mutually acceptable to the Parent and the Company, to act as the "Paying Agent" for the receipt and disbursement of the Transaction Price and the Preferred Price and, in such event, the Parent, the Company and Acquisition shall execute a typical Paying Agent Agreement. All disbursements to the Stockholders shall be made:
(i) only after delivery by such Person of executed stock certificates, Option Agreements, Warrants, stock powers and other documents as are reasonably satisfactory to Parent and the Company; and (ii) using the information contained on Schedule 4.2(d)-1 to this Agreement for the number of shares of Common Stock, and the number of shares of Common Stock covered by Options and Warrants, owned by each Stockholder; and (iii) using the information contained on Schedule 4.2(d)-2 to this Agreement for the number of shares of Preferred Stock owned by each Stockholder. Prior to the Closing Date, the Company may update the information on Schedules 4.1(f), 4.2(d)-1 and 4.2(d)-2 by written notice to the

Parent to reflect any changes which occur from and after the date of this Agreement in the information set forth in such Schedules; provided that, except as set forth in this Agreement, prior to the Closing Date, the Company shall not issue, authorize or sell any shares of its capital stock, or rights to acquire shares of its capital stock or enter into any agreement providing for the issuance or sale of its capital stock, except upon the exercise of any of the Options or Warrants listed on Schedule 4.2(d)-1 to this Agreement.

             30. Transaction Price. The Transaction Price shall be paid as follows:

                     (i) each holder of Common Stock shall receive that amount equal to the Per Share Price multiplied by the number of shares of Common Stock owned by such holder; and

                     (ii) each holder of an Option or a Warrant shall receive that amount equal to the Per Share Price multiplied by the number of shares of Common Stock purchasable pursuant to the terms of such Option or Warrant, provided that for these purposes: (A) there shall be no deduction for the Option or Warrant exercise price and the Company shall be deemed to fully and irrevocably waive its rights to such exercise prices; and (B) all Options and Warrants shall be deemed to be fully vested and exercisable in full.

             31. Investor Documents. At the Closing, the Company and the Investors shall execute such documents and materials as are necessary or appropriate to terminate the Priority and Amendment Agreement dated as of August 5, 1994 (the Priority Agreement"), the Subordinated Loan Agreements described in the Priority Agreement, all Shareholder Agreements in force and effect among the Investors and the Company and such other documents and agreements relating to loans to, and investments in, the Company by the Investors.

             32. Employment Agreement. At the Closing, the Company and HLE shall execute such documents and materials as are necessary or appropriate to terminate the Employment Agreement.

             33. Dissenting Common Shares. Notwithstanding anything to the contrary in this Agreement, Dissenting Common Shares shall not be converted into the right to receive the Per Share Price as provided in this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of the Dissenting Common Shares pursuant to the WBCL. If any holder of Dissenting Common Shares shall, after the Effective Time, withdraw or otherwise lose the rights of appraisal provided in the WBCL, the Dissenting Common Shares shall be deemed to be converted, as of the Effective Time, into the Per Share Price as is set forth in this Agreement without any interest thereon.

                                   ARTICLE 1.

                                    CLOSING

             34.     Closing Transactions.

             35. Closing; Delayed Closing. The Closing will occur at the offices of Quarles and Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin at 10:00 a.m. on that date which is the earliest of: (i) that date which is five business days after the date on which the Company notifies the Parent that the Unanimous Consent has been obtained; or (ii) that date which is the date on which the Stockholders Meeting occurs; or (iii) that date which is agreed to by the Company and the Parent; provided that, the Closing shall occur no earlier than January 15, 1997. Notwithstanding the foregoing, if, on any date for the Closing described in the preceding sentence, any condition of Parent or the Company specified in Section 5.2 or Section 5.3 has not been satisfied (and will not be satisfied by the delivery of documents or actions taken by the parties at the Closing) or waived by Parent or the Company, as the case may be, then the date for the Closing will be extended to any date specified by Parent to the Company, or by the Company to Parent, with not less than five business days' prior notice (subject to Parent's and the Company's respective conditions to Closing being satisfied or waived on such specified date). The date upon which the Closing actually occurs is referred to as the Closing Date".

             36. Closing Transactions. Subject to the conditions set forth in Sections 5.2 and 5.3, the parties will consummate the following transactions at the Closing (the Closing Transactions"):

             37. there will be delivered to Parent, Acquisition and the Company, as applicable, the opinions, certificates and other documents and instruments required to be delivered to such parties under Sections 5.2 and 5.3;

             38. the Parent, Acquisition and the Company shall cause the Certificate of Merger to be filed in accordance with the WBCL, and shall take any and all other lawful actions, and do any and all lawful other things necessary to effect the Merger and to enable the Merger to become effective; and

             39.     the Parties shall complete the transactions described in
Section 4.2 of this Agreement.

             40. Conditions to Parent's Obligations. The obligation of Parent to consummate the Closing Transactions is subject to the satisfaction (or waiver by Parent in writing) of the following conditions as of the time of the Closing:

             41. The representations and warranties set forth in Article VII will be true and correct in all material respects at and as of the time of the Closing as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

             42. The Company will have performed and complied in all material respects with all of the covenants and agreements required to be performed under this Agreement at or prior to the Closing;

             43. No action or proceeding before any Governmental Entity will be pending or threatened wherein an unfavorable judgment, decree, injunction or order could prevent the consummation of the Closing Transactions or result in the Closing Transactions being declared unlawful or rescinded, or have a Material Adverse Effect;

             44.     There will have occurred no Material Adverse Effect;

             45. All Mandatory Consents will have been obtained and be in full force and effect;

             46. All filings (if any) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act"), in connection with the Closing Transactions will have been made, and any waiting period required by the HSR Act in connection with the Closing Transactions will have expired or been terminated;

             47. Parent will have received opinions, dated the Closing Date, of Quarles & Brady, legal counsel to the Company, in a form reasonably satisfactory to Parent;

             48. Prior to Closing, no more than 155 shares of the outstanding Common Stock will have become Dissenting Shares in accordance with the requirements of the WBCL;

             49. Parent will have obtained consent of the requisite lenders pursuant to the Credit Agreement;

             50. On or prior to the Closing Date, the Company will have delivered to Parent all of the following (dated as of the Closing Date, except as otherwise indicated):

             51. Copies of all Consents which have been obtained prior to the Closing;

             52. A release and termination of each Lien on any asset which is not a Permitted Lien;

             53. A certificate, dated not earlier than the third day prior to the Closing Date, of the secretary of state or similar governmental agency of the state under the laws of which Company is organized and each state in which Company is required to be qualified to do business stating that Company is in good standing or has comparable active status in such state;

             54. A certificate from the Company certifying that each of the conditions set forth in Sections 5.2(a) and 5.2(b) have been and are satisfied as of the time of the Closing;

             55. A certificate from the Secretary or an Assistant Secretary of the Company certifying that, in accordance with the Company's Articles of Incorporation, the holders of at least 67% of the issued and outstanding shares of Common Stock (on a fully diluted basis) have approved the Merger;

             56. An agreement with each holder of Senior Debt and Subordinated Debt certifying that such holder will raise no objections and will agree to the retirement of their indebtedness pursuant to Section 4.2 of this Agreement;

                     1.       Invoices evidencing the Transaction Costs;

             57. Certificates from James Haggerty, Robert Wilson, Glen Yurjevich, Robert Krueger, Robert Rupp and Timothy Vanness certifying that each such Person shall release the Company (and all of its successors and assigns) from all obligations and liabilities in connection with or arising out of the Bonus Plan, upon the payment of the Stay Bonus Costs at the Closing;

             58. A certificate from HLE certifying that the Employment Agreement shall automatically terminate upon the payment of the Stay Bonus Costs at the Closing; and

             59. Such other documents or instruments as Parent reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

             60. The Sierra Transactions (as defined below) shall have been completed in accordance with Section 6.1(i) hereof.

             61. All proceedings to be taken by the Company in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to Parent to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Parent.

             62. Conditions to the Company's Obligations. The obligation of the Company to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing Date:

             63. The representations and warranties set forth in Article VIII will be true and correct in all material respects at and as of the time of the Closing as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

             64.     Parent and Acquisition will have performed and complied :
(i) in all respects with the obligations of Acquisition and the Parent under
Section 4.2 of this Agreement; and (ii) in all material respects with all of the other covenants and agreements required to be performed by Parent and Acquisition under this Agreement at or prior to the Closing;

             65. All filings (if any) required by the HSR Act in connection with the Closing Transactions will have been made, and any waiting period required by the HSR Act in connection with the Closing Transactions will have expired or been terminated;

             66. No action or proceeding before any Governmental Entity will be pending or threatened wherein an unfavorable judgment, decree, injunction or order could prevent the consummation of the Closing Transactions or result in the Closing Transactions being declared unlawful or rescinded;

             67. The Company will have received opinions, dated the Closing Date, of Kirkland & Ellis, legal counsel to Parent and Acquisition, in a form reasonably satisfactory to the Company;

             68. On or prior to the Closing Date, Parent will have delivered to the Company all of the following:

             69. Certificates, each dated not earlier than the third business day prior to the Closing Date, of the secretary of state or similar governmental agency of the state under the laws of which Parent and Acquisition are organized and each state in which Parent and Acquisition are required to be qualified to do business stating that Parent and Acquisition are in good standing or have comparable active status in such state;

             70. A certificate of Parent and Acquisition dated as of the Closing Date certifying that each of the conditions set forth in Sections 5.3(a) and 5.3(b) has been and is satisfied as of the time of the Closing; and

             71. Such other documents or instruments as the Company reasonably request and are reasonably necessary to effect the transactions contemplated by this Agreement; and

             72. The Sierra Transactions shall have been completed in accordance with Section 6.1(i) hereof;

             73. In accordance with the Company's Articles of Incorporation, the holders of at least 67% of the issued and outstanding shares of Common Stock (on a fully diluted basis) shall have approved the Merger; and

             74. All proceedings to be taken by Parent and Acquisition in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to the Company to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to the Company.


                                   ARTICLE 1.

                             PRE-CLOSING COVENANTS

             75. Operation and Maintenance of the Business. Prior to the Closing, unless disclosed on Schedule 6.1 or unless the Parent otherwise consents in writing, the Company will:

             76. conduct its business and operations only in the ordinary course of business consistent with past practice (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable);

             77. cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies are in full force and effect;

             78. use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, Proprietary Rights and contractual rights relating or pertaining to its business;

             79. carry on its business in a manner consistent with the Company's past practices and, consistent with such past practices and to the extent prudent, use reasonable efforts to keep intact its present business organization, including the present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers, customers, independent contractors and others having business relations with it;

             80. maintain its assets in such general state of repair as is reasonably necessary for the conduct of its business consistent with then-present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets with assets of quality consistent with reasonably prudent business practices and then-current needs and, in the event of a condemnation, casualty, loss or other material damage to any of the assets prior to the Closing Date, whether or not the Company is insured, use commercially reasonable efforts either to repair or replace such condemned or damaged property or to use the proceeds of such condemnation or insurance in such other manner as mutually agreed upon by Acquisition and the Company;

             81. make capital and promotional expenditures in accordance with its past custom and practice;

             82. maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the accompanying interim financial statements;

             83. comply in all material respects with all applicable Legal Requirements, and all contractual obligations, applicable to its operations and business, and pay all applicable Taxes which are due and payable (other than any such Taxes which are being contested in good faith).

             84. contribute its Sierra Coating Technologies Division (with the assets of such division described on Schedule 7.23A and Schedule 7.23B), to the capital of a subsidiary of the Company ( Sierra") and shall (no later than as of the close of the Company's business on the day immediately preceding the Closing Date) (A) spin off to the Company's stockholders the capital stock of Sierra; or (B) sell the capital stock or assets of Sierra to a group controlled by the stockholders of the Company or to a third party; or (C) shut down the business operations of Sierra and sell the assets of Sierra to a third party (collectively, the Sierra Transactions"); provided that, prior to such spin off or sale, Parent shall have the opportunity to review and approve such spin off or sale (such approval not to be unreasonably withheld).

             85. Negative Covenants of the Company. Prior to the Closing, without Parent's prior written consent, the Company will not:

             86.     take any action that would require disclosure under
Section 7.7(b), 7.7(c), 7.7(d) or 7.7(e);

             87. enter into any contract, agreement or transaction, except for any Excludable Contract;

             88. directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities except for dividends on the Preferred Stock; and

             89. directly or indirectly redeem, purchase or otherwise acquire any of the Company's capital stock or other securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) except as set forth in this Agreement.

             90.     Information.

             91. Interim Reports. The Company will provide to Parent copies of all financial statements, budgets or other summaries of actual financial information, if any, as and when the same are prepared on a monthly, quarterly, annual or other basis by the Company for internal management or reporting purposes.

             92. Access. Without limiting the foregoing, from time to time at Parent's request upon reasonable prior notice and at reasonable times, the Company will provide to representatives of Parent and its financing parties and each of their agents, employees and accounting, tax, legal and other advisors (collectively, the Investigating Parties"):

             93.     access to the assets of the Company;

             94. access to all records of account, insurance policies, Tax Returns, Contracts, and other books and records concerning the Company and its business and operations (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

             95. the opportunity to discuss the affairs, finances and accounts of the Company with those directors (or equivalent officials), senior management employees, key sales representatives and present and former independent accountants of the Company which would reasonably be presumed to have information which would be relevant for the purposes of preparing for the financing and consummation of the Closing Transactions and the conduct of the Company's business and operations thereafter or the performance of such person's duty and responsibilities to the Company.

All information derived by Parent or any of the Investigating Parties as a result of the above shall be governed by the terms and conditions of that certain Confidentiality Agreement between the Company and American Pad & Paper Company dated August 19, 1996, by which Parent agrees to be bound in the same manner as if it were an original party thereto.

             96. Exclusivity. Until this Agreement is terminated by its terms and other than with respect to any Sierra Transaction, the Company will not (and the Company will not cause or permit any affiliate, director, officer, employee, stockholder or agent of the Company to) (collectively, Alternative Transaction"):

    1. solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (A) liquidation, dissolution or recapitalization of, (B) merger or consolidation with or into,
(C) acquisition or purchase of any material asset (or any material portion of the assets) of, or any equity interest in, or (D) similar transaction or business combination involving, the Company; or

    2. participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing.

             1. Consents Generally. The Company will use commercially reasonable efforts to (a) obtain or cause to be obtained prior to the Closing Date all Mandatory Consents, and (b) cause each such Mandatory Consent to be effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing), and Acquisition will use commercially reasonable efforts not to interfere with such efforts.

             2.      Notice and Cooperation Generally.

             3. Notice of Breach. Promptly after it obtains Knowledge thereof, but in all events prior to the Closing, Parent will inform the Company, and the Company will inform Parent, of any fact or circumstance which, if it existed on the Closing Date, would constitute a breach of any representation or warranty of itself set forth in this Agreement or any breach of any of its covenants or agreements set forth in this Agreement, or any threatened or instituted proceeding of a type described in Section 5.2(c) or
Section 5.3(d).

             4. Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to Parent's and the Company's obligations to consummate the Closing Transactions to be satisfied

(including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).

             5.      Real Estate Matters.

             6. Title Insurance. Parent acknowledges receipt of a commitment for an ALTA Owner's Title Insurance Policy for each parcel of Owned Real Property and the Leased Real Property located in Lancaster, Pennsylvania (the "Lancaster Property") (collectively, the Title Commitments"), issued by Commonwealth Land Title Insurance Company (the Title Company"). At the Closing, the Company shall cause the Title Company to issue title insurance policies (which may be in the form of a mark-up of the Title Commitments) in accordance with the Title Commitments, insuring the Company's fee simple or lease-hold interest in each such parcel of Owned Real Property or the Lancaster Property as of the Closing Date (including all recorded easements benefitting such parcel) with gap coverage through the date of recording, subject only to the Permitted Liens, in such amount as Parent determines to be the fair market value (including all Improvements thereon) of such Owned Real Property or Lancaster Property insured thereunder (collectively, the Title Policies").

             Each of the Title Policies shall include the following endorsements (to the extent available in the respective jurisdiction, but regardless of whether any additional fee is charged for such endorsements): (a) an extended coverage endorsement (insuring over the general or standard exceptions) to the extent permitted by the Title Company; (b) an ALTA Form 3.1 zoning endorsement (with parking); (c) a survey endorsement (insuring that the parcel described therein is the same parcel shown on the Survey with respect to such parcel and that such Survey is an accurate survey thereof); (d) an access endorsement (insuring that such parcel has direct and unencumbered pedestrian and vehicular access to a public street); (e) if the Real Property covered by such policy includes two or more adjacent parcels, a contiguity endorsement (insuring that all of such adjacent parcels are contiguous to one another); (f) a tax parcel number endorsement (insuring the tax parcel number in the endorsement includes all of the Real Property insured thereunder and no other real property); (g) an ALTA Form 9 owner's comprehensive endorsement; (h) a non-imputation endorsement (insuring that coverage will not be defined to the Company on the basis of any knowledge imputed to the Company by any of its shareholders, directors, officers or employees prior to the Closing Date) and
(i) such other endorsements as reasonably requested by Parent or Parent's lender (if any). The Company agrees to execute and deliver all affidavits, indemnities and such other agreements reasonably requested by the Title Company to obtain the Title Policies as set forth above.

             7. Surveys. The Company shall obtain and deliver to Parent no later than ten (10) days prior to Closing, an update of the Company's most recent survey or if there is no existing survey, a new survey for each parcel of Owned Real Property and the Lancaster Property dated no earlier than the date of this Agreement for which a Title Policy is required, prepared by the previous surveyor, or if there is no existing survey, by Bock & Clark National Surveyors Network or other licensed surveyor satisfactory to Acquisition, and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1 through 4 and 6 through 13, and such other standards as the Title Company requires as a condition to the removal of any survey exceptions from the Title Policies, and certified to the Company, Parent, Parent's lender (if any) and the Title Company, in a form satisfactory to such parties (collectively, the Surveys"). The Surveys shall not disclose any material survey defect or encroachment from or onto any of the Real Property which has not been cured or insured over prior to the Closing. Parent shall notify the Company of such survey defects or encroachment within five business days after delivery of the Surveys to Parent and Parent's counsel.

             8. Lease-Related Materials. Prior to the Closing, the Company will obtain, with respect to each parcel of Leased Real Property other than the executive offices listed as items 5 through 8 on Schedule 7.8B, the following documents, in such forms as Acquisition may reasonably request: (i) estoppel letters and memoranda of lease in recordable form from the lessor and/or sublessor(s) thereof, and (ii) non-disturbance agreements from the lender(s) of any such lessor and/or sublessor(s).

             9. Costs and Expenses. All costs and expenses incurred pursuant to this Section 6.6 of this Agreement shall be the responsibility of the Parent and shall not be Transaction Costs for any purposes of this Agreement.

             10. Copies of New Contracts. Promptly after it is entered into, the Company will deliver to Acquisition a true and correct copy of any written Contract (other than any Excludable Contract), and a complete and correct summary of the material terms and conditions of any oral Contract (other than any Excludable Contract), which is entered into by the Company after the date of this Agreement and prior to the Closing, whether or not Parent's consent to the entry into such Contract is required pursuant to
Section 6.1 or Section 6.2.

             11. HSR Act. Each party will use reasonable best efforts to prepare and, at such time as Acquisition designates, file with the United States Federal Trade Commission (the _FTC") and the Antitrust Division of the United States Department of Justice (the _DOJ"), any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Parent shall cause Acquisition to pay the filing fees associated with any such filing. Parent, Acquisition and Company each will promptly supply any additional information which reasonably may be required or requested by the FTC or the DOJ. Parent, Acquisition and Company each will take all such actions and will file and use reasonable best efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the transactions contemplated by this Agreement.

             12.     Schedules.

             13. Delivery of Schedules. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to the Parent the Schedules (other than Schedule 8.3) described in this Agreement, which are accompanied by a certificate signed by the President of the Company stating the Schedules are being delivered pursuant to this Agreement and are the Schedules referred to in this Agreement. The Schedules are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company contained in this Agreement.

             14. Disclosure on Schedules. If a document or matter is disclosed in any Schedule to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without necessity of specific repetition or cross- reference. All capitalized terms used in any Schedule shall have the definitions specified in this Agreement.

             15. Tax Settlements. Prior to the Closing, the Company shall not enter into any Tax settlements, arrangements, agreements or resolutions with any Person without the prior written approval of Parent.

             16. Sierra Employees. Effective as of the closing of the Sierra Transactions (the Sierra Closing Date"), employees of Sierra (the Sierra Employees") shall cease being covered under the Plans (as defined in
Section 7.16 of this Agreement). On and after the Sierra Closing Date, Sierra shall assume and have sole responsibility for: (i) all liabilities under the Plans that are employee welfare benefit plans" (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ( ERISA")) (the Welfare Plans") for any unpaid claims incurred but not reported thereunder prior to the Sierra Closing Date by the Sierra Employees (and the dependents thereof); (ii) all liabilities, obligations and commitments arising under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Tax Code relating to any qualifying event" (as such term is defined in Section 603 of ERISA) occurring with respect to any Sierra Employee at any time after the Sierra Closing Date; (iii) all liabilities, obligations and commitments for any post-retirement medical, dental or life insurance coverage for any individuals (and the dependents of such individuals) who are or have been Sierra

Employees and participants in the Welfare Plans at any time on or prior to the Sierra Closing Date to the extent such individuals (or dependents thereof) are entitled thereto under the terms of the Welfare Plans; and (iv) all liabilities, obligations and commitments for the payment of any life and disability insurance benefits to all employees and former employees of Sierra (other than the Sierra Employees) who, immediately prior to the Closing Date, are receiving or entitled to receive any such benefits under the Welfare Plans.

             17. Closing Agreement. The Company has this day executed a Closing Agreement with certain of the Stockholders relating to the transactions described in this Agreement and has delivered a copy of the Closing Agreement to Parent. Prior to the Effective Time, the Company will comply with the Closing Agreement in all respects and will enforce any of its rights thereunder with respect to any of the Investors, Employees and Trusts (as such terms are defined in the Closing Agreement).

             18. Credit Agreement. The Parent is a party to a Credit Agreement, dated July 8, 1996, with American Pad & Paper Company, WR Acquisition, Inc., Bankers Trust Company, Bank of Tokyo-Mitsubishi Trust Company, Bank One Texas, N.A., the Bank of Nova Scotia, the First National Bank of Boston and the lending institutions party thereto (the "Credit Agreement"). The Parent hereby represents and warrants to the Company, and agrees with the Company, that: (i) the Parent has, and will maintain at all times from and after the date hereof up to and including the Closing Date, sufficient borrowing availability under the Credit Agreement to close the Merger and the transactions described in this Agreement; and (ii) promptly after the date of this Agreement, Parent will use its reasonable best efforts to obtain all consents required under the Credit Agreement to the consummation of the Merger and the other transactions described in this Agreement.

             19. Acquisition. Insofar as this Agreement purports to create any obligations or duties on the part of Acquisition (which is not a party hereto), Parent agrees to cause Acquisition to fully perform, satisfy and comply with all such obligations and duties.

             20. Certain Employees. Prior to the Closing, the Company will use reasonable efforts to obtain a Certificate from each of Michael Domanik, Fred Haas and Pamela Swanson certifying that each such Person shall release the Company (and all of its successors and assigns) from all obligations and liabilities in connection with or arising out of the Bonus Plan upon the payment of the Stay Bonus Costs at the Closing.


                                   ARTICLE 1.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             As a material inducement to Parent to enter into this Agreement, the Company hereby makes the representations and warranties set forth in this
Article VII.

             21.     Corporate Organization, Power and Authorizations.

             22. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified. (All such jurisdictions in which the Company is qualified are set forth on Schedule 7.1A attached hereto). The Company has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement.

             23. The Company has previously delivered to Parent's counsel complete and correct copies of the Company's Articles of Incorporation and By-laws, as are presently in effect and with all amendments thereto, and complete and current copies of all minutes of meetings of the Board and Stockholders of the past five years. The Company is not in default in the performance, observation or fulfillment of either of its Articles of Incorporation or By-laws.

             24. Authorization of Transactions. Except for obtaining stockholder approval as contemplated by Section 1.4 and in accordance with the applicable provisions of the WBCL, (i) the Company has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder, and (ii) no other proceeding or action on the part of the Company is necessary to approve and authorize the Company's execution and delivery of this Agreement or any other Transaction Document to which the Company is a party or the performance of the Company's obligations hereunder or thereunder. This Agreement and all other Transaction Documents to which the Company is a party have been, or will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties other than the Company, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

             25. Capital Stock and Related Matters. The authorized capital stock of the Company consists of (a) 9,975,000 shares of Common Stock, of which 2,497.002 shares are issued and outstanding, and (b) 25,000 shares of Preferred Stock, of which 10,009.55 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock and Preferred Stock are owned of record and beneficially by the individuals or entities set forth on Schedules 4.2(d)-1 and 4.2(d)-2, with the number and type of stock owned set across their name. Except for the Options and Warrants set forth in Schedule 4.2(d)-1, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable into its capital stock. Except as set forth on Schedule 7.3, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the outstanding shares of the Common Stock and Preferred Stock are validly issued, fully paid and nonassessable, and such shares are not subject to, nor were they issued in violation of, any preemptive rights.

             26. Absence of Conflicts. Except for Consents required under the HSR Act, or as set forth in Schedule 7.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby (a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any asset, in each case under the provisions of any indenture, mortgage, lease, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which the Company is bound or by which Stockholders or any asset may be affected, or to which the Company or any asset is subject, or (b) without limiting the foregoing, requires any Consent of any Governmental Entity or any other Person.

             27. Subsidiaries. Except as set forth on Schedule 7.5 and as may result from the Sierra Transactions, the Company does not own, directly or indirectly, any stock, partnership interest or joint venture interest in, or any security issued by, any other corporation, organization or entity.

             28.     Financial Statements.  Attached to this Agreement as
Schedule 7.6 are the following (collectively, the Financial Statements"):

             29. the audited balance sheets of the Company and the related statements of income and cash flows for its fiscal years ending March 31 for each of 1994, 1995 and 1996; and

             30. the November 30, 1996 unaudited balance sheet of the Company (the Latest Balance Sheet") and the related statements of income and cash flows for the eight-month period ending on November 30, 1996.

Each such financial statement (in each case including the notes thereto, if any) has been prepared in accordance with GAAP subject (in the case of the statements described in clause (b) above) to the lack of footnote disclosure and changes resulting from normal year-end adjustments, none of which changes would, if properly presented, in the aggregate, reflect a Material Adverse Effect.

             31. Certain Developments. Other than pursuant to this Agreement, since the date of the Latest Balance Sheet, the Company has not:

             32. suffered any theft, damage, destruction or casualty loss to any material asset or any material portion of the assets, or any substantial destruction of the Company's books and records (in each case whether or not covered by insurance);

             33. sold, leased, assigned or transferred any material asset or any material portion of the assets (other than dispositions of obsolete or worn-out assets disposed of in the ordinary course of business and dispositions of assets which have been replaced with assets of equal or greater value and utility);

             34.     waived any right of material value;

             35. entered into any other material transaction other than in the ordinary course of business, or materially changed any material business practice; or

             36. made or granted any bonus or any wage, salary or compensation increase in excess of 4% of the immediately preceding bonus, wage, salary or other level of compensation paid to any employee or independent contractor, except pursuant to the express terms of any written Contract which is described on Schedule 7.10A or as otherwise described on Schedule 7.10A under any oral Contract, or except in the case of a promotion, in which case the increase may not be to an amount in excess of the top of the range of the position to which the employee has been promoted.

             37.     Title to, Condition and Sufficiency of Assets.

             38.     Owned Properties.         Schedule 7.8A sets forth the
address of all Owned Real Property, together with a true, correct and complete legal description of the land for each Owned Real Property. With respect to each parcel of Owned Real Property: (i) the Company has good and marketable fee simple title to such parcel, free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) except as set forth in Schedule 7.8A, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein.

             39. Leased Properties. Schedule 7.8B sets forth the address and a list of all leases, subleases, licenses, concessions and other agreements (written or oral) (collectively, the Leases") for all Leased Real Property. The Company has furnished to the Parent true, correct and complete copies of each written Lease (including all amendments, extensions, renewals, guaranties and other documents with respect thereto), and in the case of any oral Leases a written summary of the basic terms thereof.

             With respect to each Lease: (i) such Lease is in full force and effect; (ii) subject to obtaining any Consent described on Schedule 7.4, the consummation of the Closing Transactions will not cause a breach or default under such Lease or otherwise cause such Lease to cease to be in full force and effect on substantially the same terms as are presently in effect; (iii) the Company is not in breach or default in any material respect under, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default of the Company or permit lessor's unilateral termination, modification or acceleration of, such Lease; (iv) to the Company's Knowledge, no other party to such Lease is in breach or default in any material respect under such Lease, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit the Company's unilateral termination, modification or acceleration of such Lease; (v) the Company has not (and, to the Company's Knowledge, no other party to such Lease has) repudiated any provision thereof; (vi) there are no disputes, oral agreements, or forbearances in effect as to such Lease; (vii) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Acquisition; and (viii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or caused any Lien (other than any Permitted Lien) to exist with respect to any interest of the Company in such Lease, except for such Liens which shall be satisfied or released on or before the Closing Date.

             40. Leasehold Improvements. Except as set forth in Schedule 7.8C, the Company has good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

             41. Real Property Used in The Business. Except as set forth in Schedule 7.8D, the Owned Real Property, Leased Real Property and Leasehold Improvements (collectively, the Real Property") include all of the real property used by the Company in the operation of the Business.

             42. No Proceedings. There is no proceeding in eminent domain or any similar proceeding pending, or (to the Company's Knowledge) threatened, affecting the Company's interest in any Owned Real Property or Leased Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or (to the Company's Knowledge) threatened, relating to the ownership, lease, use, occupancy or operation by the Company of any Owned Real Property or Leased Real Property.

             43. Current Use. Except as set forth on Schedule 7.8F, to the Company's Knowledge: (i) the current use by the Company of the Real Property does not violate in any material respect any Legal Requirement, instrument of record or agreement affecting any Owned Real Property or Leased Real Property, and (ii) there is no violation in any material respect of any applicable covenant, condition, restriction, easement or agreement, in each case in any manner which could reasonably be likely to have a Material Adverse Effect.

             44. Condition and Operation of Improvements. To the Company's knowledge, as to each parcel of Owned Real Property and, to the Company's Knowledge, as to each parcel of Leased Real Property: (i) all components of all buildings, fixtures and other improvements included upon or within such Owned Real Property or Leased Real Property and the Leasehold Improvements (the Improvements"), are in reasonably adequate condition to use, occupy or operate such facilities in the ordinary course of the Company's business, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof in the ordinary course of the Company's business and (ii) there are no material structural deficiencies in any Improvements.

             45. Ownership of Assets. Other than with respect to the Real Property (which is addressed above), except as set forth on Schedule 7.8H, the Company owns good title in and to, or a valid leasehold interest in, all of the assets (as defined in Section 7.8(i) below), free and clear of all Liens (other than Permitted Liens).

             46. Condition of the Assets. Other than with respect to the Real Property (which is addressed above), the Company's assets (other than assets, if any, that are not necessary for or material to the business or operation of the Company) are in a condition which is reasonably sufficient for the conduct of the business and operations of the Company in the ordinary course and there are no known latent defects with respect thereto. The assets include all non- affixed machinery, equipment and other tangible assets and property interests, intangible assets and other assets, rights and properties reasonably necessary for or material to the conduct of the business and operation of the Company as currently conducted.

             47. Taxes. Except as set forth in Schedule 7.9 for each clause in this Section 7.9: the Company has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by it with respect to Taxes; all such Tax Returns have been prepared in compliance with all applicable Legal Requirements and are true, complete and accurate in all respects; all Taxes imposed upon the Company or upon any of the assets, income or franchises of the Company have been timely paid (or are being contested in good faith, in which case the Company has disclosed the same to Parent in writing) or, if not yet due and payable, did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability set forth on the Latest Balance Sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the practice adopted by the Company in preparing its Financial Statements; the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; the Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since March 31, 1992; the Company has disclosed on such Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; there are no actual or proposed Tax deficiencies, assessments or adjustments with respect to the Company or any assets or operations of the Company; no consent has been given with respect to the Company to extend the time in which any Tax may be assessed or collected by any Taxing authority; the Company has not extended the date on which any Tax Return was or is to be filed; there are no ongoing or pending Tax audits by any Taxing authority against the Company; the Company is not and, since November 4, 1988, has not been a member of an affiliated group (as defined in Section 1504(a) of the Tax
Code) which files a consolidated return; since July 21, 1993, no material written claim has ever been received by the Company from a Taxing authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns to the effect that the Company is or may be subject to Taxes assessed by such jurisdiction; the Company is not party to or bound by any agreement relating to the allocation or payment of Taxes with any Person who, to the Company's knowledge, has any current or potential contractual or other obligation to indemnify any other Person with Taxes; the Company has not made any payments, and is not and shall not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law); and the Company will not be required (A) as a result of a change in method of accounting for a taxable year ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable year or portion thereof beginning after the Closing Date, (B) as a result of any closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or portion thereof beginning after the Closing Date or (C) as a result of any deferred intercompany gain described in Treasury Regulation Sections 1.1502-13 or any excess loss account described in Treasury Regulation Sections 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any taxable year or portion thereof beginning after the Closing Date.

                 48.      Contracts and Commitments.

                 49. Listing. Except for the Transaction Documents, any Contract described on Schedule 7.10A and any Excludable Contract, the Company is not a party to or bound by, and the Company is not subject to, any Contract, including any:

                    3. collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

                    4. contract for the employment or engagement of any individual employee or other Person (including as an independent contractor or on a consulting basis) other than at the will of the Company, or any agreement to provide severance benefits upon any termination of employment or other engagement;

                    5. agreement, indenture or other Contract placing a Lien (other than any Permitted Lien) on any asset;

                    6. agreement with respect to the lending or investing of funds by the Company;

                    7.    affiliation, license or royalty agreement;

                    8. guaranty of any obligation of any other Person, other than endorsements made for collection made in the ordinary course of business;

                    9.    sales representation agreement;

                   10. agreement with any rating service or intellectual property licensing organization;

                   11. lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually or entered into outside of the ordinary course of business;

                   12. lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                   13. agreement, contract or understanding pursuant to which the Company subcontracts work to third parties;

                   14. Contract relating to environmental, health or safety matters, including any relating to the treatment, storage, disposal, or handling of toxic or otherwise hazardous materials, substances or wastes; or

                   15. other agreement material to the business or operation of the Company, whether or not entered into in the ordinary course of business.

                 1. Absence of Breach, Cancellation or Repudiation. Except for any Leases (the breach, cancellation or repudiation of which is addressed in Section 7.8(d)), each of the items which is described or required to be described on Schedule 7.10A is in full force and effect; no item which is described or required to be described on Schedule 7.10A has been breached, cancelled or repudiated by the Company or (to the Company's Knowledge) by any other party thereto; no such other party has indicated in writing or orally to the Company that it will stop or decrease the rate of business done with the Company or that it desires to renegotiate its arrangements with the Company; the Company has performed all material obligations required to be performed by it in connection with the items which are described or required to be described on Schedule 7.10A and is not in receipt of any claim of default under any such item; and the Company has no present expectation or intention of not fully performing any obligation pursuant to any item which is described or required to be described on Schedule 7.10A.

                 2. Copies. The Company has furnished to the Parent access to a true and correct copies of all written contracts and other items which are described or required to be described on Schedule 7.10A, in each case together with all amendments, waivers or other changes thereto.

                 3.       Proprietary Rights.

                 4. Listing. Schedule 7.11A sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by the Company and (ii) all other licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for the Proprietary Rights.

                 5.       Ownership; Infringement.  Except as set forth on
Schedule 7.11B, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the registered Proprietary Rights described or required to be described on Schedule 7.11A, free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made since July 21, 1993, is currently outstanding or, to the Company's Knowledge, is threatened, (ii) no loss or expiration of any Proprietary Right of any such type or group of such Proprietary Rights is pending, reasonably foreseeable or, to the Company's Knowledge, threatened, (iii) the Company has not received any notice of, nor is the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or any conflict with, any third party with respect to any such Proprietary Right, including any demand or request that the Company license rights from a third party, (iv) the Company has not knowingly infringed, misappropriated or otherwise conflicted with any rights of any third party and the Company is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company's business as currently conducted, and (vi) to the Company's Knowledge, the Proprietary Rights described or required to be described on Schedule 7.11A have not been infringed, misappropriated or conflicted by any third party.

                 6.       Litigation; Proceedings.  Except as set forth in
Schedule 7.12 there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or threatened against or affecting the Company at law or in equity, or before or by any Governmental Entity, and there is no known basis for any of the foregoing.

                 7. Brokerage. Following the Closing, there will be no claims for brokerage commissions, finders' fees or similar compensation for which the Company shall be liable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

                 8. Governmental Licenses and Permits. Schedule 7.14 contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the Authorizations"), owned or possessed by the Company or used by the Company in the conduct of its business. The Company owns or possesses all right, title and interest in and to all of the Authorizations which are necessary to conduct its business as currently conducted. No loss or expiration of any Authorization is pending, reasonably foreseeable or, to the Company's Knowledge, threatened (including as a result of the transactions contemplated by this Agreement).

                 9.       Employees.   Except as set forth in Schedule 7.15, to
the Company's Knowledge, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company. The Company has complied with all material applicable Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act (other than in connection with the transactions contemplated herein), and the Immigration Reform and Control Act of 1986. Since July 21, 1993, the Company has not experienced any strike, unfair labor practice claim or other material employee or labor dispute except as set forth in Schedule
7.15. The Company has not engaged in any unfair labor practice. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Schedule 7.15 sets forth the name and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) as of the date of this Agreement for each Person engaged by the Company (including independent contractors) who received in calendar 1995 or who will receive in calendar 1996 taxable compensation from the Company in excess of $50,000 per year.

                 10.      Employee Benefit Plans.  Except as set forth on
Schedule 7.16, the Company has no obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect
to) (a) any multiemployer plan" (as that term is defined in Section 3(37) of ERISA), (b) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current employees or current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under
Section 4980B of the Tax Code or as required under applicable state law), (c) any employee plan which is a defined benefit plan" (as that term is defined in Section 3(35) of ERISA), whether or not terminated, or (d) any employee plan which is defined contribution plan" (as that term is defined in Section 3(34) of ERISA), whether or not terminated. All such plans set forth on Schedule
7.16 shall be referred to herein collectively as the Plans". All Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA and the Tax Code. All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1s and summary plan descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and the Company has complied with the requirements of Section 4980B of the Tax Code. With respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan. The assets of each Plan which is a defined benefit or defined contribution Plan exceed the liabilities accrued under each such Plan as of the Closing Date, determined as though the Plan was terminated on the Closing Date, or in the event the liabilities exceed the assets, the shortfall is recorded on the Latest Balance Sheet. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation ( PBGC"), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414 of the Tax Code) that includes the Company (the Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any member of the Controlled Group of incurring such a liability, other than liability for premiums due the PBGC. With respect to any Plan that is a defined benefit plan" (as defined above) that has been frozen, notice has been provided as specified in and in accordance with Section 204(h) of ERISA.

                 11.      Affiliate Transactions.  Other than as described on
Schedule 7.17, no Insider (a) is a party to any agreement, contract, commitment or transaction with the Company or which pertains to the business or operation of the Company (other than (i) in such Insider's capacity as an employee of the Company, the compensation for which is reflected on Schedule 7.17, and (ii) in connection with the sale of stock forms by the Company to such Insider in the ordinary course of business on commercially reasonable terms), or (b) has any interest in any asset of the Company.

                 12. Compliance with Laws. Except as set forth on Schedules 7.18 and 7.19, the Company and, to the Company's Knowledge, each of its independent contractors, agents and employees have complied with all applicable Legal Requirements which affect the business or operations of the Company or any assets of the Company (except Real Property, as to which compliance with laws is addressed in Section 7.8(f))and to which the Company is subject, and no claim has been filed against the Company since July 21, 1993 alleging a violation of any such Legal Requirement. Except as set forth on Schedules 7.18 and 7.19, the Company is not now subject (nor has the Company been subject since July 21, 1993) to any investigation, penalty assessment, or audit (in each case of which the Company has been made or became aware) by any Governmental Entity or to any other allegation that the Company (including any agent, representative or broker acting on behalf of the Company) violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

                 13.      Environmental Matters.  Except as set forth on
Schedule 7.19:

                 14. Compliance Generally. To the Company's Knowledge, the Company has complied and is in material compliance with all Environmental and Safety Requirements.

                 15. Permits. To the Company's Knowledge, the Company has obtained and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business (all of which are listed on Schedule 7.19 hereto).

                 16. Claims. The Company has not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

                 17. Storage Tanks, Asbestos, PCBs, Disposal Areas. To the Company's Knowledge, no above-ground or underground storage tank, asbestos in any form or condition, polychlorinated biphenyls (PCBs) above 50 parts per million in electrical equipment owned by the Company, or landfill, surface or other disposal areas exists at any property currently or formerly owned, leased operated or occupied by the Company (although a comprehensive analysis for asbestos containing material has not been undertaken).

                 18. Hazardous Substance Liabilities. To the Company's Knowledge, the Company has not stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, pollutant, contaminant or waste, or owned or operated any facility or property (and no such facility or property is contaminated by any such substance), in a fashion not otherwise in material compliance with Environmental and Safety Requirements so as to give rise to liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) of the Company pursuant to the Environmental and Safety Requirements, including without limitation any liability for response costs, corrective action, natural resources damages, personal injury, property damage or attorneys fees.

                 19. Other Environmental Liabilities. To the Company's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

                 20. Transaction-Triggered Requirements. To the Company's Knowledge, neither the execution and delivery of this Agreement nor the consummation of the Closing Transactions imposes any obligations for site investigation or cleanup, or notification to or consent of a Governmental Entity or any other Person, pursuant to any transaction-triggered" Environmental and Safety Requirement.

                 21. Assumption of Liabilities. To the Company's Knowledge, the Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.

                 22. Environmental Liens. To the Company's Knowledge, no Environmental Lien has attached to any property owned, leased or operated by the Company arising out of any action or omission of the Company or any other Person.

                 23. Absence of Undisclosed Liabilities. As of the Closing, the Company will not have any known obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, or whether due or to become due, regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (a) obligations under contracts or commitments described on Schedule 7.10A or under contracts or commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities reflected on the Latest Balance Sheet, (c) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material and uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (d) obligations or liabilities otherwise disclosed on Schedule 7.20.

                 24. Disclosure. With respect to the Company, neither this Agreement, nor any of the Schedules or Exhibits hereto, contains any untrue statement of a material fact or, when considered as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                 25. Sierra Assets. Schedule 7.22A lists all of the assets (having a value greater than $5,000) which have been or shall be contributed to Sierra by the Company. Schedule 7.22B lists all other assets (having a value greater than $5,000) of Sierra not described in Schedule 7.22A.

                                   ARTICLE 1.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                 As a material inducement to the Company to enter into this Agreement, Parent hereby makes the representations and warranties set forth in this Article VIII.

                 26. Organization and Power. Parent (i) is a corporation which is validly existing and in good standing (or has comparable active status) under the laws of the State of Delaware, (ii) shall own as of the Closing all of the outstanding capital stock of Acquisition, and (iii) is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement require it to be so qualified. Parent has full power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Acquisition will be, at the time of Closing, (i) a corporation which has been duly organized, is validly existing and is in active status under the laws of the State of Wisconsin; and (ii) qualified to do business in every jurisdiction which the performance of its obligations described in this Agreement require it to be so qualified.

                 27. Authorization of Transaction. Parent has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. No other proceedings or actions on the part of Parent are necessary to approve and authorize Parent's execution and delivery of this Agreement or any other Transaction Documents to which it is a party or the performance of Parent's obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Parent is a party will when executed constitute, a valid and binding obligation of Parent, enforceable in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Acquisition will have full power and authority to execute and deliver any Transaction Documents to which it may be a party and to perform its obligations thereunder. Any such Transaction Documents to which Acquisition may be a party will when executed constitute a valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and limitations on the availability or equitable remedies.

                 28. Absence of Conflicts. Except under the HSR Act, neither the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or Acquisition, as the case may be, nor the consummation by Parent or Acquisition, as the case may be, of the transactions contemplated hereby or thereby, (a) does or will (i) materially conflict with or result in a breach of any of the provisions of, (ii) constitute a material default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the certificate of incorporation or by-laws of Parent or Acquisition, as the case may be, or under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Parent or Acquisition is bound or by which either Parent or Acquisition or any of their respective assets are affected, or any Legal Requirement to which Parent or Acquisition or any of their respective assets is subject, or (b) without limiting the foregoing, require any Consent of any Governmental Entity or any other Person other than as described on Schedule 8.3.

                 29. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Acquisition.

                 30. Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to Parent's Knowledge, threatened) against or affecting Parent or Acquisition at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Parent's performance under this Agreement or the other agreements contemplated hereby to which Parent is a party or the consummation of the transactions contemplated hereby or thereby.

                 31. Disclosure. With respect to Parent and Acquisition, neither this Agreement nor any of the Schedules or Exhibits hereto, contains any untrue statement of a material fact or, when considered as a whole, omits a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE 1.

                                  TERMINATION

                 32. Termination. This Agreement may be terminated at any time prior to the Closing:

                 33. by mutual written agreement of the Company and Parent;

                 34. by either the Company or Parent if (i) the transactions contemplated by this Agreement have not been consummated by February 15, 1997 (the Termination Date") or (ii) there has been a material misrepresentation or breach on the part of the other party in the representations and warranties set forth in this Agreement, or (iii) events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied);

                 35. by the Company, by written notice to Parent, on any date determined for the Closing in accordance with Section 5.1(a) if each condition set forth in Section 5.2 and Section 5.3 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the parties at the Closing) or waived in writing on such date and Parent has nonetheless refused to consummate the Closing Transactions; and

                 36. by Parent, by written notice to the Company, on any date determined for the Closing in accordance with Section 5.1(a) if each condition set forth in Section 5.2 and Section 5.3 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the parties at the Closing) or waived in writing on such date and the Company has nonetheless refused to consummate the Closing Transactions.

Notwithstanding the foregoing, (i) Parent may not rely on the failure of any condition precedent set forth in Section 5.2 to be satisfied if such failure was caused by Parent's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement and (ii) the Company may not rely on the failure of any condition precedent set forth in Section 5.3 to be satisfied if such failure was caused by the Company's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                 37. Effect of Termination. If this Agreement is terminated as provided in Section 9.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect thereof; provided that

                 38. the obligations of the parties described in Sections 6.6(d), 9.2(d), 10.1, 10.2 and 10.5 will survive any such termination,

                 39. no such termination will relieve Parent from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination, and

                 40. no such termination of this Agreement will relieve the Company from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

                 41. if this Agreement is terminated pursuant to Section 9.1(c) or 9.1(d) hereof based on the failure of the condition specified in
Section 5.2(i) hereof, the Parent shall promptly pay to the Company all Transaction Costs incurred by the Company, provided that the maximum amount payable by the Parent pursuant to this Section 9.2(d) of this Agreement shall be $200,000.00.



                                   ARTICLE 1.

                             ADDITIONAL AGREEMENTS

                 42. Press Releases and Announcements. Except for any public disclosure which any Party in good faith believes is required by any Legal Requirement (in which case, if practicable, the disclosing Party will give the other Parties an opportunity to review and comment upon such disclosure before it is made):

                 43. prior to the Closing, no press releases related to this Agreement or any Closing Transaction will be issued or made without the mutual approval of the Company and Parent; and

                 44. after the Closing, the Investors will not make any press release or other public announcement of or with respect to the Company, the Surviving Corporation, this Agreement or any Closing Transaction without the Surviving Corporation's consent.

                 45. Expenses. Except as otherwise expressly provided herein, the Company, Parent and Acquisition each will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

                 46. Directors, Officers and Fiduciary Indemnification. For a period of at least eight (8) years after the Effective Time, the Parent will, and will cause the Surviving Corporation to, maintain in effect (which in each case shall cover the same matters and be on terms (including without limitation, limits of liability in insurance policies) no less favorable than such articles of incorporation, bylaws or agreements and insurance policies of the Company as are in effect at the Effective Time):

                 47. bylaw provisions, articles of incorporation provisions, or other agreements indemnifying present or former directors and officers of the Company and its subsidiaries who serve or served as such at or prior to the Effective Time and former, present or future fiduciaries of any employee benefit plan of the Company who serve or served as such at or prior to the Effective Time; and

                 48. policies of insurance: (i) insuring such officers and directors of the Company and its subsidiaries against certain matters which arose at or prior to the Effective Time; and (ii) insuring such fiduciaries against certain matters which arose at or prior to, or which arise after, the Effective Time.

                 49. Tax Treatment. The Parties agree that for federal and state tax purposes they will treat the Merger as a sale of the Common Stock by the Stockholders to the Parent.

                 50. Attorneys' Fees. In the event of litigation between the Parties to enforce any provision of this Agreement, or for breach thereof, the Party obtaining a final nonappealable judgment in its favor shall be entitled to an award of its reasonable attorneys' fees and other expenses incurred in prosecuting or defending such action, as the case may be.

                 51. Specific Performance. The Parties agree that the assets and business of the Company as a going concern constitute unique property. There is no adequate remedy at law for the damage which any Party might sustain for failure of the other Parties to consummate the transactions contemplated by this Agreement, and accordingly, each Party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transactions described in this Agreement.

                 52. Severance Policy. Any Person who is an employee of the Company immediately prior to the Effective Time and whose employment with the Surviving Corporation is terminated by the Surviving Corporation on or prior to December 31, 1997 shall receive severance benefits from the Surviving Corporation which shall be not less than those calculated in accordance with the policies of the Company as in effect on December 1, 1996 and described in the Schedules attached to this Agreement.

                                   ARTICLE 1.

                                 MISCELLANEOUS

                 53. Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall terminate at the Effective Time and shall have no further force or effect, and shall not be relied upon by any person, in any manner or for any reason, after the Effective Time and the Parties shall have no liability or obligation of any kind with respect to such representations and warranties from and after the Effective Time.

                 54. Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in writing executed by the Company, the Parent, and the Surviving Corporation (if so existing at such time) before or after the Approval Date, but after the Approval Date, no amendment may be made which materially adversely affects the Stockholders without prior approval of the requisite Stockholders. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

                 55. Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service or telephonic facsimile transmission. Notices, demands and communications to the Company, Parent or Surviving Corporation will, unless another address is specified in writing, be sent to the address indicated below:

                 to Company prior to Closing:

                          Shade/Allied Inc.
                          P.O. Box 19730
                          Green Bay, WI  54307-9730
                          Attention:  Robert M. Wilson
                          Fax No. (414) 436-2365

                          with a copy (which copy will
                          not constitute notice to Company) to:

                                  Quarles & Brady
                                  411 East Wisconsin Avenue
                                  Milwaukee, WI  53202-4497
                                  Attention:  Patrick M. Ryan
                                  Fax. No.:  (414) 271-3552

                 to the Parent and the Surviving Corporation:

                          American Pad & Paper Company of Delaware, Inc. 17304 Preston Road, Suite 700
                          Dallas, TX  75252
                          Attention:  Kevin W. McAleer
                          Fax No.:  (972) 733-6260

                          with copies (which copies will not constitute notice to Parent and Surviving Corporation) to:

                                  Kirkland & Ellis
                                  200 East Randolph Drive
                                  Chicago, IL  60601
                                  Attention:  James L. Learner
                                  Fax No.:  (312) 861-2200

                 56. Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that

                 (i) prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of Parent (which consent will not be unreasonably withheld) and

                 (ii) without the prior written consent of the Company (which consent will not be unreasonably withheld), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Parent prior to the Closing; provided that, Parent may assign its rights under this Agreement and any of the provisions hereof (but not its obligations) to any affiliate of Parent (including, without limitation, Acquisition) or to any lenders providing financing to Parent (or their permitted assigns) without the consent of the Company.

                 57. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                 58. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

                 59. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

                 60. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                 61. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

                 62. Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF WISCONSIN OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF WISCONSIN.

                 63. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, provided that the provisions of Sections 10.3 and
10.7 of this Agreement may be enforced by the Company, the Stockholders or any affected director, officer, fiduciary or employee of the Company or of the Surviving Corporation.

                 64. Other Definitional Provisions. The terms hereof," herein" and hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term including" is used in this Agreement (whether or not that term is followed by the phrase but not limited to" or without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A to this Agreement, which Exhibit A is hereby incorporated herein by reference.


                              *     *     *     *

                 IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.


                                  SHADE/ALLIED INC.




                                  -------------------------------------
                                  Harold L. Ellsworth
                                  President and Chief Executive Officer


                                  AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.




                                  -------------------------------------
                                  Kevin W. McAleer
                                  Chief Financial Officer

                                                                       Exhibit A


                                 DEFINED TERMS

                 As used in the Agreement and Plan of Merger to which this Exhibit A is attached, the following terms will have the following respective meanings:

                 "Common Stock" means the Company's common stock, par value $.01 per share.

                 "Consent" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of any Closing Transaction or other transaction contemplated hereby or thereby, or the conduct of the business or operation of the Company after the Effective Time, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the Closing Transactions.

                 "Contract" means any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which the Company is a party or by which it is bound or to which it is subject or which pertains to the business or properties of the Company.

                 "Environmental and Safety Requirements" means all Legal Requirements concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

                 "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental and Safety Requirements.

                 "Excludable Contract" means any customer or supplier purchase order and any other Contract entered into in the ordinary course of business with a Person who is unrelated to the Company or any Insider and under which the Company has monetary or in kind obligations which in the aggregate do not exceed $10,000 (or equivalent value) so long as the termination of such Contract could not reasonably be expected to have a Material Adverse Effect.

                 "GAAP" means generally accepted accounting principles applied in a manner consistent with those principles applied in preparing the March 31, 1996 audited balance sheet of the Company.

                 "Governmental Entity" means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Insider" means any officer or director (or similar official) or Stockholder of the Company, any affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The immediate family" of any individual means such individual's (and such individual's present or former spouse's) grandparents, parents, spouse, siblings, children and grandchildren.

                 "Knowledge" (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of the individuals specified in clause (i) or (ii) below, as the case may be, (i) in the case of Acquisition and the Parent, Charles G. Hanson, III, Russell M. Gard and Gregory M. Benson, and (ii) in the case of the Company, Harold L. Ellsworth, James Haggerty, Robert E. Krueger, Robert Rupp, Pamela Swanson, Timothy Vanness, Robert M. Wilson and Glen S. Yurjevich.

                 "Leasehold Improvements" means all buildings, fixtures and other improvements located on each Leased Real Property which are owned by the Company under the terms and conditions of the Lease for such Leased Real Property.

                 "Leased Real Property" means all real property for which the Company has the right of use or occupancy pursuant to any leasehold, subleasehold, license, concession or other similar real property interest which are held by the Company.

                 "Legal Requirement" means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

                 "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

                 "Mandatory Consent" means any Consent listed on Schedule 7.4 and identified with an asterisk.

                 "Material Adverse Effect" means a material adverse effect on:
(i) business, operations, financial condition, prospects or results of operations of the Company, taken as a whole, other than any such matters that may arise as a result of the transactions described in this Agreement or the announcement of the transactions described in this Agreement; or (ii) on the ability of Stockholders and the Company to perform their material obligations under this Agreement or any other Transaction Document.

                 "Options" means outstanding options to acquire Common Stock.

                 "Owned Real Property" means all land and all buildings, fixtures and other improvements located thereon (including, without limitation, all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; irrigation and other water distribution systems; and all landscaping), and all easements, rights of way, tenements, hereditaments, appurtenances, privileges and other rights with respect thereto which are owned by the Company.

                 "Parties" means Parent and the Company

                 "Permitted Liens" means (i) Liens for Taxes, assessments or government charges or levies not yet delinquent, (ii) statutory and contractual Liens granted by the Company to any landlord, lessor or licensor, (iii) Liens reflected in the Financial Statements, (iv) those Liens reflected on Schedule 7.8H as of Closing and (v) with respect to any Real Property, in addition to
(i) - (iv), (A) zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use, occupancy or operation thereof and any agreements entered into with respect to the same but only to the extent copies of such agreements have been provided to Parent, (B) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which would not impair the use or occupancy of such Real Property in the operation of the Company's business and
(C) such other Liens as may be designated on Schedule 7.8H.

                 "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

                 "Proprietary Rights" means all of the following items owned by, issued to or licensed to, the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information if known to the Company); computer software and software systems (including data, databases and related documentation); other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 7.11A.

                 "Stockholders" shall mean all holders of Common Stock, Preferred Stock, Options and Warrants.

                 "Tax" (and, with correlative meaning, Taxes", Taxable" and Taxing") means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of any corporation for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any affiliated group" (as that term is defined in Section 1504(a) of the Tax Code) (or being included in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                 "Tax Code" means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).

                 "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Person or the administration of any Legal Requirement relating to any Taxes.

                 "Transaction Documents" means the agreements and instruments delivered pursuant hereto or thereto.

                 "Warrants" means outstanding warrants to acquire Common Stock.

                                                                       Exhibit B


                             CERTIFICATE OF MERGER